CERTIFICATE OF DESIGNATIONS

OF

SERIES B‑2 PREFERRED STOCK

OF

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

pursuant to Section 151 of the

General Corporation Law of the State of Delaware
INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC., a Delaware corporation (the “Corporation”), hereby certifies that:
1.The Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) fixes the total number of shares of all classes of capital stock that the Corporation shall have the authority to issue at 100,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share.

2.The Certificate of Incorporation expressly grants to the Board authority to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

3.The Board previously adopted resolutions on May 20, 2019 authorizing the creation and issuance of a series of such preferred stock designated as the “Series B Preferred Stock” and authorizing the issuance of 50,000 shares of Series B Preferred Stock (the “Original Series B Preferred Stock”) and the Certificate of Designations for the Original Series B Preferred Stock was filed with the Secretary of State of the State of Delaware on May 20, 2019 (the “Original Certificate of Designations”).

4.On August 13, 2019, in accordance with Section 6 of the Original Certificate of Designations, Ares approved (i) the re-designation of the Original Series B Preferred Stock as Series B‑1 Preferred Stock (as so amended and restated, the “Series B‑1 Preferred Stock”) and the amendment and restatement of the Original Certificate of Designations as set forth in the Amended and Restated Certificate of Designations for the Series B‑1 Preferred Stock (the “Series B‑1 Certificate of Designations”), and (ii) the issuance of

50,000 shares of new Series B‑2 Preferred Stock, with terms substantially similar to the terms of Series B‑1 Preferred Stock (the “Series B‑2 Preferred Stock” and, collectively with Series B‑1 Preferred Stock, the “Series B Preferred Stock”).

5.Pursuant to the authority conferred upon the Board by the Certificate of Incorporation and in accordance with the provisions of the Certificate of Incorporation and the General Corporation Law of the State of Delaware, the Board, by action duly taken on August 13, 2019, adopted resolutions (which resolutions have not been modified and are in full force and effect on the date hereof) (i) approving the amendment and restatement of the Original Certificate of Designations as set forth in the Series B‑1 Certificate of Designations, (ii) fixing the designations, powers, preferences and rights of the shares of the Series B‑1 Preferred Stock and the qualifications, limitations or restrictions thereof as set forth in the Series B‑1 Certificate of Designations, (iii) authorizing the issuance of 50,000 shares of Series B‑2 Preferred Stock, and (iv) fixing the designations, powers, preferences and rights of the shares of this Series B‑2 Preferred Stock and the qualifications, limitations or restrictions thereof as follows:

Section 1.Designation. The designation of this series of preferred stock shall be “Series B‑2 Preferred Stock.” Series B‑2 Preferred Stock will rank (a) equally in right of payment with Parity Stock, if any, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, (b) senior in right of payment to Junior Stock, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, and (c) junior in right of payment to Senior Stock, if any, with respect to the payment of dividends or the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2.Number of Shares. The number of authorized shares of Series B‑2 Preferred Stock shall be 50,000. Such number of authorized shares may, from time to time, be increased (subject to Section 6) or decreased (but not below the number of shares of Series B‑2 Preferred Stock then outstanding) by further resolution duly adopted by the Board and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”) stating that such increase or reduction has been so authorized. The Corporation shall have the authority to issue fractional shares of Series B‑2 Preferred Stock. The date on which the Corporation initially issues any share of Series B‑2 Preferred Stock shall be deemed to be the “date of issuance” for such share of Series B‑2 Preferred Stock, in each case regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share of Series B‑2 Preferred Stock.

Section 3.Definitions.

“Accumulated Dividend Rate” means 18% per annum; provided that, during the period from the occurrence of a Deleveraging Event until the date that is two years from the occurrence of such Deleveraging Event, the Accumulated Dividend Rate shall instead be 15% per annum; provided, further, that, from and after the occurrence of any Non-Payment Event or Default Event and until the cure, resolution or waiver of such Non-Payment Event or Default Event, as the case may be, the Accumulated Dividend Rate shall be the Accumulated Dividend Rate as otherwise determined pursuant to this definition plus 2% per annum.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.

“Amendment Date” means August 30, 2019.
“Ares” means Ares Management LLC, on behalf of its Affiliated funds, investment vehicles and/or managed accounts.
“Board” means the Corporation’s Board of Directors.
“Business Day” means any day except a Saturday, a Sunday or other day on which the U.S. Securities and Exchange Commission or banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.
“Bylaws” means the bylaws of the Corporation.
“Capital Stock” means, without duplication, (i) the Common Stock, (ii) the Series B Preferred Stock, (iii) the Series A Preferred Stock, (iv) any other equity or equity-linked securities issued by the Corporation or its Subsidiaries, and (v) any other shares of securities convertible into, or exchangeable or exercisable for, or options, warrants or other rights to acquire, directly or indirectly, any equity or equity-linked security issued by the Corporation or its Subsidiaries, whether at the time of issuance, upon the passage of time, or the occurrence of some future event.
“Cash Dividend Rate” means (i) with respect to any Dividend Period for which the Total Net Leverage Ratio is greater than 1.50 to 1.00, 15% per annum (or 13.5% per annum if a Deleveraging Event has occurred prior to the date dividends are paid with respect to such Dividend Period) and (ii) with respect to any Dividend Period for which the Total Net Leverage Ratio is less than or equal to 1.50 to 1.00, 12% per annum.
“Change of Control” means any (a) direct or indirect acquisition (whether by a purchase, sale, transfer, exchange, issuance, merger, consolidation or other business combination) of shares of capital stock or other securities, in a single transaction or series of related transactions, (b) merger, consolidation or other business combination directly or indirectly involving the Corporation (c) reorganization, equity recapitalization, liquidation or dissolution directly or indirectly involving the Corporation, in each case for clauses (a) - (c) which results in any one Person, or more than one Person that are Affiliates or that are acting as a group, other than a Permitted Holder, acquiring direct or indirect ownership of equity securities of the Corporation which, together with the equity securities held by such Person, such Person and its Affiliates or such group, constitutes more than 50% of the total direct or indirect voting power of the equity securities of the Corporation, taken as a whole, or (d) direct or indirect sale, lease, exchange, transfer or other disposition, in a single transaction or series of related transactions, of assets or businesses that constitute or represent all or substantially all of the consolidated assets of the Corporation and its Subsidiaries, taken as a whole, to a Person other than the Corporation, any of its Subsidiaries, or a Permitted Holder; provided, that no Change of Control shall be deemed to have occurred pursuant to clause (a) due to the acquisition of shares of Common Stock by Oaktree or its Affiliates upon (x) the conversion of shares of Series A Preferred Stock held by Oaktree or its Affiliates on the date hereof into shares of Common Stock, (y) pursuant to Section 3.6 of the Merger Agreement or (z) the exercise of any Warrants. For the avoidance of doubt, a Change of Control shall be deemed to have occurred if Oaktree acting alone or in a group (as defined in Section 13(d)(3) of the Exchange Act)) with any Person (other than another Permitted Holder) consummates a merger, acquisition or similar transaction with the Corporation or any of its Subsidiaries, other than a merger, acquisition or similar transaction with the Corporation or any of its Subsidiaries consummated during the Third Party Transaction Period (in accordance with the timing set forth therein) if no Reinstatement Event (as defined in the Tranche 1 Equity Commitment Agreement) has occurred.

“Closing Date” means the date of the closing of the original issuance of the Original Series B Preferred Stock.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means the common stock of the Corporation, par value $0.0001 per share, or any other shares of the Capital Stock of the Corporation into which such shares of common stock shall be reclassified or changed.
“Competitor” means (i) any Person that is an operating company that primarily engages in the engineering, procurement and construction sector for renewable energy generation or (ii) any controlled Affiliate of the foregoing.
“control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Credit Agreement” means that certain Third Amended and Restated Credit and Guarantee Agreement, dated as of September 25, 2018, as amended and restated as of November 2, 2018, as further amended and restated as of November 16, 2018 and as further Amended and Restated as of May 20, 2019.
“Default Event” means any material breach by the Corporation of its obligations under this Certificate of Designations, other than a Non-Payment Event, which, if curable, is not cured on or prior to the 30th day after receipt of written notice from Ares after such default.
“Debt Limit” means, as of any date of determination, an amount equal to (x) the aggregate Revolving Commitments (as defined in the Credit Agreement) as of the Closing Date plus (y) the outstanding principal amount of Term Loans (as defined in the Credit Agreement) as of the Closing Date minus (z) the aggregate principal amount of Term Loans repaid or prepaid on or prior to the Closing Date.
“Deleveraging Event” means an equity financing following the Closing Date consisting of either (x) the issuance of Junior Stock, which Junior Stock does not contain any mandatory redemption provisions requiring redemption prior February 16, 2025 (other than with respect to a change of control or liquidation event) or (y) the issuance of Parity Stock (including additional Series B Preferred Stock) to the holders of Series B Preferred Stock as of the Closing Date or their Affiliates, in each case where the proceeds of such equity financing are used exclusively by the Corporation to permanently reduce senior secured indebtedness for borrowed money for which the Corporation is the borrower or a guarantor by at least $50 million.
“Dividend Date” means, to the extent that any shares of Series B‑2 Preferred Stock are then outstanding, each of March 31, June 30, September 30 and December 31 or, to the extent any of the foregoing is not a Business Day, the first Business Day following such date.
“Dividend Period” means the period from the Amendment Date to the first Dividend Date following the Amendment Date and each quarterly period thereafter.
“Junior Stock” means (i) the Series A Preferred Stock, (ii) the Common Stock and (iii) any other class or series of Capital Stock of the Corporation, other than Parity Stock, now existing or hereafter authorized not expressly ranking senior to any of the Series B Preferred Stock with respect to the payment of dividends or the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“Liquidation Event” means (i) effecting any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, (ii) any voluntary or involuntary filing for bankruptcy, insolvency, receivership or any similar proceedings by or against the Corporation or any of its Subsidiaries that holds, directly or indirectly, all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis, (iii) a receiver or trustee is appointed for all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis or (iv) the Corporation or any Subsidiary of the Corporation that owns all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis makes an assignment for the benefit of its creditors.
“Merger Agreement” means that certain Agreement and Plan of Merger, dated November 3, 2017, by and among the Corporation, IEA Energy Services LLC, a Delaware limited liability company, Infrastructure and Energy Alternatives, LLC, a Delaware limited liability company, and the other parties thereto.
“Net Cash Proceeds” means the excess of (a) the aggregate cash proceeds received by the Corporation and/or its Subsidiaries in connection with a Qualifying Equity Sale or Significant Disposition, as applicable, minus (b) the sum of (i) any out-of-pocket fees, commissions and expenses paid or payable by the Corporation and/or its Subsidiaries, (ii) any federal, state, local or other taxes paid or reasonably estimated to be payable by the Corporation, and (iii) any indebtedness which, by its terms, is required to be paid or prepaid by the Corporation or the applicable Subsidiary, and is paid or prepaid, in each case of the foregoing clauses (i) - (iii), in connection with such Qualifying Equity Sale or Significant Disposition (to the extent such amounts have not been deducted in calculating the cash proceeds received by the Corporation and/or its Subsidiaries in connection with such Significant Disposition), as applicable; provided that (i) proceeds received by a non-wholly owned Subsidiary in connection with a Qualifying Equity Sale or Significant Disposition shall constitute “Net Cash Proceeds” only to the extent that such proceeds may be distributed up to the Corporation without breaching any agreements with, or fiduciary duties owing to (upon advice of independent counsel), such Subsidiary’s minority shareholder(s) by which such Subsidiary is bound or any law to which such Subsidiary is subject and (ii) any proceeds required to be applied to a Pro Rata Series B-1 Redemption pursuant to Section 7(h) shall be deducted from Net Cash Proceeds.
“Non-Payment Event” means failure of the Corporation to redeem any shares of Series B‑2 Preferred Stock as and when required in accordance with Section 7 of this Certificate of Designations, in either case which is not cured within five (5) days after written notice from Ares after such default.
“Oaktree” means Oaktree Power Opportunities Fund III Delaware, L.P, or any of its Affiliated funds, investment vehicles and/or managed accounts.
“Parity Stock” means any class or series of Capital Stock of the Corporation hereafter authorized that expressly ranks equally with the Series B‑2 Preferred Stock with respect to the payment of dividends and in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, including the Series B‑1 Preferred Stock.
“Permitted Holder” means (x) Ares and (y) Oaktree when, with respect to any transaction, is acting in a group (as defined in Section 13(d)(3) of the Exchange Act) with Ares with respect to such transaction.
“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, governmental authority, trust, or other entity.
“Pro Rata Dividend Basis” means, with respect to any Series B‑2 Preferred Cash Dividend paid with respect to any Dividend Period, that (i) the ratio of (x) the per share amount of such Series B‑2 Preferred

Cash Dividend to (y) the per share amount of the cash dividend to be paid on the Series B‑1 Preferred Stock is equal to (ii) the ratio of (x) the Cash Dividend Rate for such Dividend Period to (y) the “Cash Dividend Rate” (as defined in the Series B‑1 Certificate of Designations) in effect for the corresponding dividend period for the Series B‑1 Preferred Stock.
“Pro Rata Fraction” means, (i) with respect to any Series B‑2 Redemption, a fraction, (x) the numerator of which is equal to the Stated Value of the shares of Series B‑2 Preferred Stock subject to such Series B‑2 Redemption and (y) the denominator of which is equal to the Stated Value of all outstanding shares of Series B‑2 Preferred Stock as of immediately prior to such Series B‑2 Redemption and (ii) with respect to any Series B-1 Redemption, a fraction, (x) the numerator of which is equal to the “Stated Value” (as defined in the Series B-1 Certificate of Designation) of the shares of Series B-1 Preferred Stock subject to such Series B-1 Redemption and (y) the denominator of which is equal to the “Stated Value” (as defined in the Series B‑1 Certificate of Designations) as of immediately prior to such Series B-1 Redemption.
“Pro Rata Series B‑1 Redemption” means, with respect to any Series B‑2 Redemption, the redemption by the Corporation, pursuant to the provision of the Series B‑1 Certificate of Designations corresponding to the Relevant Provision, of the Pro Rata Fraction of the “Stated Value” (as defined in the Series B‑1 Certificate of Designations) of the outstanding shares of Series B‑1 Preferred Stock.
“Pro Rata Series B‑2 Redemption” means, with respect to any Series B-1 Redemption, the redemption by the Corporation, pursuant to the provision of the Certificate of Designations corresponding to the Relevant Provision, of the Pro Rata Fraction of the Stated Value of the outstanding shares of Series B-2 Preferred Stock.
“Qualifying Equity Sale” means the sale by the Corporation or any of its Subsidiaries of any Capital Stock of the Corporation or such Subsidiary, including the sale of such Capital Stock upon the cash exercise of any warrants issued by the Corporation; provided that “Qualifying Equity Sale” shall not include (i) sales of any Common Stock of the Corporation or derivatives thereof (such as options) to management, consultants or directors of the Corporation or any of its Subsidiaries pursuant to a stock incentive plan approved by the Board, (ii) sales of Capital Stock to the extent the proceeds thereof are used to maintain the Corporation’s solvency (as reasonably determined by the Board as of the date of issuance) or to avoid a default under any bona-fide credit agreement to which the Corporation or any of its Subsidiaries are subject (e.g., an equity cure) with any lender or (iii) issuances of Capital Stock of the Corporation to any Person as consideration for any bona-fide acquisition by the Corporation or any of its Subsidiaries approved by the Board (including any Board member nominated by Ares) and the primary purpose of which is not to obtain financing.
“Relevant Provision” means (i) with respect to any Series B-1 Redemption, the provision of the Series B-1 Certificate of Designations pursuant to which such Series B-1 Redemption is being made and (ii) with respect to any Series B-2 Redemption, the provision of this Certificate of Designations pursuant to which such Series B-2 Redemption is being made.
“Senior Stock” means any class or series of Capital Stock of the Corporation hereafter authorized which expressly ranks senior to the Series B‑2 Preferred Stock and has preference or priority over the Series B‑2 Preferred Stock as to the payment of dividends or in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.
“Series A Preferred Stock” means the Series A Preferred Stock of the Corporation.
“Series B‑2 Closing Date” means the date of the closing of the original issuance of Series B‑2 Preferred Stock.

“Significant Disposition” means any direct or indirect sale, lease, license, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of any assets or businesses of the Corporation and/or its Subsidiaries outside the ordinary course of business for which the Corporation and/or its Subsidiaries receives consideration having a value in excess of $5,000,000.
“Stated Value” means, as of a particular time with respect to a share of Series B‑2 Preferred Stock, an amount equal to the sum of (i) $1,000, as equitably adjusted for any stock dividend (including any dividend of securities convertible into or exchangeable for Series B‑2 Preferred Stock), stock split (including a reverse stock split), stock combination, reclassification or similar transaction with respect to the Series B‑2 Preferred Stock after the date of issuance of such share of Series B‑2 Preferred Stock, plus (ii) the amount of accumulated but unpaid dividends compounded and accumulated on such share as a result of Series B‑2 Preferred Dividends pursuant to Section 4(a).
“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.
“Third Party Deleveraging Event” means any equity financing by or secondary purchase on behalf of the Corporation or its Subsidiaries, that both (a) generates net proceeds sufficient to make the payments required by Section 7(a)(vi) and such payments are actually applied in accordance with Section 7(a)(vi) (with such application of payments being a condition to the consummation of such transaction) and (b) is consummated during the Third Party Transaction Period; provided that the funds for such equity financing are not provided by Ares or any of its Affiliates.
“Third Party Transaction Period” means, the period commencing on September 14, 2019, and terminating ninety days thereafter; provided that if definitive documentation in respect of a Third Party Deleveraging Event is entered into on or before such ninetieth day, the Third Party Transaction Period shall expire on the one hundred fiftieth day following September 14, 2019; provided that if at such one hundred fiftieth day the only condition to consummation of the Third Party Deleveraging Event that is not satisfied is receipt of regulatory approval, the Third Party Transaction Period shall expire on the one hundred eightieth day following September 14, 2019.
“Total Net Leverage Ratio” means, with respect to any Dividend Period, the “Total Net Leverage Ratio” (as defined under the Credit Agreement as in effect on the Closing Date), calculated as of the date of the most recently provided Compliance Certificate (as defined in the Credit Agreement as in effect on the Closing Date) as of the beginning of such Dividend Period.
“Tranche 1 Equity Commitment Agreement” means that certain Equity Commitment Agreement by and among the Corporation and the commitment parties party thereto dated as of August 13, 2019, as may be amended, restated, supplemented or otherwise modified from time to time.
“Warrants” means warrants to purchase shares of Common Stock, at an exercise price of $0.0001 per share, issued pursuant to either (i) that certain Equity Commitment Agreement by and among the Corporation and the commitment parties party thereto dated as of May 14, 2019 (as may be amended, restated, supplemented or otherwise modified from time to time) or (ii) the Tranche 1 Equity Commitment Agreement.
Section 4.Dividends.

(a)Accumulation and Payment of Dividends. No dividends shall be paid on the Series B‑2 Preferred Stock unless as, if and when declared by the Board. Except as set forth below, commencing from and after the Amendment Date, dividends will accumulate for each Dividend Period with respect to each share, or fraction of a share, of Series B‑2 Preferred Stock at the Accumulated Dividend Rate on the Stated Value per whole share (or fraction thereof with respect to fractional shares) and will increase the Stated Value of such share of Series B‑2 Preferred Stock on and effective as of the applicable Dividend Date without any further action by the Board (the “Series B‑2 Preferred Accumulated Dividend”); provided, that, to the extent not prohibited by applicable law, and only as, if and when declared by the Board, dividends will be declared and paid in cash with respect to each share, or fraction of a share, of Series B‑2 Preferred Stock at the Cash Dividend Rate on the Stated Value per whole share (or fraction thereof with respect to fractional shares) and will be payable in cash quarterly in arrears on the applicable Dividend Date (the “Series B‑2 Preferred Cash Dividend” and together with the Series B‑2 Preferred Accumulated Dividend, the “Series B‑2 Preferred Dividend”). Other than as permitted pursuant to Section 4(d), any Series B‑2 Preferred Cash Dividend shall be paid prior and in preference to dividends or distributions on shares of Common Stock and any shares of other Junior Stock, pari passu with and on a Pro Rata Dividend Basis with any shares of Series B‑1 Preferred Stock and pari passu with any shares of any other Parity Stock (to the extent such Parity Stock is such because it ranks on a par with the Series B‑2 Preferred Stock as to dividends). For the avoidance of doubt, (x) commencing on the Amendment Date, the Series B‑2 Preferred Dividend shall accumulate daily on the basis of a 360-day year consisting of twelve 30-day periods on the Stated Value of each share of Series B‑2 Preferred Stock (as such Stated Value may be increased by any Series B‑2 Preferred Accumulated Dividends pursuant to this Section 4(a)) and (y) the amount of Series B‑2 Preferred Dividends accumulated on the Series B‑2 Preferred Stock for any period other than a full Dividend Period shall be computed on the basis of the actual number of days elapsed during the period over a 360-day year.

(b)Distribution of Partial Dividend Payments. For so long as any share of Series B‑2 Preferred Stock remains outstanding, if Series B‑2 Preferred Cash Dividends are not declared and paid in full upon the shares of Series B‑2 Preferred Stock and any Parity Stock with the same dividend payment date or with a dividend payment date which arises during the dividend period ending on a Dividend Date, all Series B‑2 Preferred Cash Dividends declared upon shares of Series B‑2 Preferred Stock and any such Parity Stock will be declared (x) on a Pro Rata Dividend Basis with any shares of Series B‑1 Preferred Stock, and (y) on a proportional basis with respect to any other Parity Stock, with the effect that the amount of dividends declared per share will be declared and paid among them in the same ratio as the amount of all accumulated but unpaid dividends as of the Dividend Date for the applicable dividend period per share of Series B‑2 Preferred Stock is to the amount of all accumulated accrued and unpaid dividends as of the end of the applicable dividend period per share of any such other Parity Stock.

(c)Dividends After Redemption. Notwithstanding anything to the contrary in this Section 4, no share of Series B‑2 Preferred Stock shall accrue any dividends after the date on which (i) such share has been redeemed or purchased by the Corporation in accordance with the terms hereof or (ii) the Corporation has validly sought to redeem or purchase such share in accordance with Section 7 but has been unable to do so because of the failure of the holder thereof to return the certificate representing such share, so long as the Corporation has set aside funds for such redemption or payment in accordance with Section 7(f). For each share of Series B‑2 Preferred Stock, the date that is the earliest of the dates specified in clauses (i) and (ii) of this Section 4(c) is referred to herein as such share’s “Dividend Cessation Date.”

(d)Restrictions. Until the Dividend Cessation Date of all shares of Series B‑2 Preferred Stock, neither the Corporation nor any of its Subsidiaries shall declare, pay or set aside any dividends on shares of any other class or series of Capital Stock of the Corporation or any of its Subsidiaries, other than (i) dividends payable on (A) Senior Stock, (B) Series B‑1 Preferred Stock in compliance herewith and with the Series B‑1 Certificate of Designations, (C) other Parity Stock in compliance, to the extent applicable, with the provisions of Section 4(a) and Section 4(b) and (D) Junior Stock payable solely in the form of additional shares of Junior

Stock and (ii) dividends or distributions by a Subsidiary; provided that the Corporation may pay cash dividends on the Series A Preferred Stock (“Class A Cash Dividends”) if the terms of the Series B‑1 Certificate of Designations do not otherwise prohibit the payment of Class A Cash Dividends and either (x) no Series B‑2 Preferred Accumulated Dividends have accumulated on any shares of Series B‑2 Preferred Stock prior to or on the date such dividend is paid on the Series A Preferred Stock or (y) as of the date such dividend is paid on the Series A Preferred Stock, the Corporation has redeemed, in accordance with Section 7, shares of Series B‑2 Preferred Stock having a Stated Value that has been increased as a result of all Series B‑2 Preferred Accumulated Dividends that have accumulated since the Amendment Date in respect of shares of Series B‑2 Preferred Stock outstanding as of such date and the Corporation has paid a Series B‑2 Preferred Cash Dividend for such Dividend Period with respect to any shares of Series B‑2 Preferred Stock that remain outstanding. Until the Dividend Cessation Date of all Series B‑2 Preferred Stock, neither the Corporation nor any of its Subsidiaries shall redeem, purchase or otherwise acquire directly or indirectly any (x) Junior Stock, other than repurchases of Common Stock of departing directors and officers of the Corporation or (y) Parity Stock, other than in compliance, to the extent applicable, with the provisions of Section 7(d), and other than Series B‑1 Preferred Stock redeemed in compliance with the Series B‑1 Certificate of Designations and this Certificate of Designations.

(e)Tax Treatment of Series B‑2 Preferred Accumulated Dividend. The Corporation shall not report any accumulation of a Series B‑2 Preferred Accumulated Dividend pursuant to Section 4(a) as a distribution or dividend for U.S. federal income tax purposes as long as there is “substantial authority” for this treatment as defined in Treasury Regulations Section 1.6662-4(d)(2).

(f)Record Date. The Board may fix a record date for the determination of holders of shares of the Series B‑2 Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than 60 days and no less than ten days prior to the date fixed for the payment thereof.

Section 5.Liquidation Event.

(a)Distributions. Subject to the rights of the holders of any Senior Stock or Parity Stock in connection therewith, upon any Liquidation Event, each holder of Series B‑2 Preferred Stock shall be entitled to be paid, out of the assets of the Corporation legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock in connection with such Liquidation Event, an amount per share of Series B‑2 Preferred Stock held by such holder equal to the sum of (i) the Stated Value plus (ii) all accumulated and unpaid dividends, if any, with respect to such share calculated through the day prior to such payment. Other than as expressly set forth in the immediately foregoing sentence, upon receipt of the aggregate amount owed to such holder upon a Liquidation Event (as determined in accordance with the immediately foregoing sentence), no holder of Series B‑2 Preferred Stock, in its capacity as such, shall be entitled to any further payments upon the occurrence of any Liquidation Event. All shares of Series B‑2 Preferred Stock which have received the full amount to which they are entitled under this Certificate of Designations upon the occurrence of a Liquidation Event or for which the full amount to which they are entitled has been made available by the Corporation in accordance with Section 7(f) shall, automatically and without further action on the part of the Corporation or any holder thereof, be cancelled effective upon receipt or the making available by the Corporation of such amount in accordance with Section 7(f); provided that such cancellation shall not impair the right of a holder of such shares of Series B‑2 Preferred Stock to subsequently receive the amount that has been made available.

(b)Partial Distributions. If, upon any such Liquidation Event, the assets of the Corporation to be distributed in respect of the Series B‑2 Preferred Stock and any Parity Stock are insufficient to permit payment in respect thereof of the aggregate amount to which they are entitled under this Certificate of

Designations upon such Liquidation Event, then the entire assets available to be distributed to the holders of Series B‑2 Preferred Stock and the Parity Stock shall be distributed pro rata among such holders of Series B‑2 Preferred Stock and Parity Stock based upon the aggregate amounts to which they would otherwise be entitled upon such Liquidation Event with respect to such Series B‑2 Preferred Stock or Parity Stock, as applicable.

(c)Notice of Liquidation Event. The Corporation shall provide written notice to Ares and each holder of Series B‑2 Preferred Stock at least 10 days prior to the consummation of a Liquidation Event.

Section 6.Voting Rights.

(a)Voting Rights Generally. Other than any voting rights provided by applicable law or as expressly provided by this Certificate of Designations, the holders of the Series B‑2 Preferred Stock (in their capacities as such) shall not have voting rights of shareholders under this Certificate of Designations, the Certificate of Incorporation, the Bylaws and the Securities Act of 1933, as amended, on account of the shares of Series B‑2 Preferred Stock from time to time held by such holders.

(b)Consent Rights. Notwithstanding the foregoing, until the Dividend Cessation Date of all Series B‑2 Preferred Stock, the Corporation shall not, and shall cause its Subsidiaries not to, directly or indirectly (whether by merger, consolidation, amendment of this Certificate of Designations or otherwise), without the prior written approval of Ares:

(i)other than an equity issuance that is a Third Party Deleveraging Event, create, or authorize the creation of, or issue or obligate itself to issue any shares of, (A) Senior Stock, (B) Parity Stock (including any Series B‑1 Preferred Stock or Series B‑2 Preferred Stock), (C) any Capital Stock that votes as a single class with the Series B‑1 Preferred Stock or Series B‑2 Preferred Stock on any of the matters which require the consent of the holders of a majority of the Series B‑2 Preferred Stock pursuant to this Section 6, or (D) any Capital Stock of a Subsidiary of the Corporation, other than issuances by a wholly owned Subsidiary of the Corporation to the Corporation;

(ii)reclassify, alter or amend any Capital Stock of the Corporation or its Subsidiaries if such reclassification, alteration or amendment would render such other Capital Stock senior to or pari passu with the Series B‑1 Preferred Stock or Series B‑2 Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation or the payment of dividends;

(iii)enter into any agreement with respect to, or consummate, any merger, consolidation or similar transaction with any other Person pursuant to which the Corporation or such Subsidiary would not be the surviving entity in such transaction, if as a result of such transaction, any capital stock or equity or equity-linked securities of such Person would rank senior to or pari passu with the Series B‑1 Preferred Stock or Series B‑2 Preferred Stock as to the payment of dividends or in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the surviving entity or such Subsidiary;

(iv)assume, incur or guarantee, or authorize the creation, assumption, incurrence or guarantee of, any indebtedness for borrowed money (specifically excluding letters of credit, performance or payment bonds, and capitalized lease obligations) if, after taking into account such assumption, incurrence or guarantee of such indebtedness for borrowed money, the aggregate outstanding amount of such indebtedness for borrowed money of the Corporation and its Subsidiaries would exceed $5,000,000 on a consolidated basis, other than any indebtedness for borrowed money under the Credit Agreement (or any refinancing thereof) in a principal amount not to exceed the Debt Limit;

(v)authorize or consummate any Change of Control or Liquidation Event unless on or prior to the consummation of such Change of Control or Liquidation Event, all shares of Series B‑1 Preferred Stock and Series B‑2 Preferred Stock will be redeemed, paid or purchased in full at the price specified in this Certificate of Designations or the Series B‑1 Certificate of Designations, as applicable;

(vi)alter, amend, supplement, restate, waive or otherwise modify any provision of this Certificate of Designations or any other governing document of the Corporation (including the Certificate of Incorporation, Bylaws and any other Certificate of Designations) in a manner that would reasonably be expected to be materially adverse to the rights or obligations of the holders of the Series B‑2 Preferred Stock; provided that any amendments that are either (i) adversely disproportionate to holders of the Series B‑2 Preferred Stock as compared to other holders of the Series B‑2 Preferred Stock or holders of Series B‑1 Preferred Stock or (ii) adversely affect the definition of Cash Dividend Rate or Accumulated Dividend Rate or the redemption required by Section 7(a)(ii) shall require the prior written approval of each adversely affected holder of Series B‑2 Preferred Stock.

(vii)alter, amend, supplement, restate, waive or otherwise modify or enter into any governing document of the Corporation or any other document to which the Corporation is or will be party or by which it or any of its property is or will be bound in a manner that is reasonably expected to be adverse to the rights of the holders of the Series B‑1 Preferred Stock or the holders of the Series B‑2 Preferred Stock to appoint a Series B Director as set forth in Section 12;

(viii)at any time when the Corporation is prohibited from making Class A Cash Dividends pursuant to Section 4(d), utilize the restricted payment basket set forth in Section 8.05(l) of the Credit Agreement for any purpose other than (A) making a Series B‑2 Preferred Cash Dividend or redeeming, repurchasing or otherwise retiring Series B‑2 Preferred Stock and (B) making cash dividend payments on Series B‑1 Preferred Stock or redeeming, repurchasing or otherwise retiring Series B‑1 Preferred Stock, in accordance with the Series B‑1 Certificate of Designations, provided that, in the case of each of clauses (A) and (B), (x) any dividends paid in respect of each share of Series B‑1 Preferred Stock and Series B‑2 Preferred Stock shall be made on a Pro Rata Dividend Basis and (y) any redemptions, repurchases or other retirements of shares of Series B‑1 Preferred Stock or Series B‑2 Preferred Stock shall comply with Section 7(h); or

(ix)enter into any amendment to the Credit Agreement (including an amendment and restatement or refinancing) that materially and adversely affects the ability of the Corporation to make cash dividend payments, liquidation payments or redemption payments compared to the Credit Agreement in effect on the Closing Date.

(c)Ares shall not, in the absence of bad faith, willful misconduct or gross negligence, have any liability to the holders of Series B Preferred Stock whatsoever with respect to its actions, decisions and determinations pursuant to Section 6(b).

Section 7.Redemption Rights.

(a)Redemption Events.

(i)The Corporation may, at any time and from time to time, redeem all or any portion of the shares of Series B‑2 Preferred Stock then outstanding at the Optional Redemption Price per share; provided, that any such redemption shall be on a pro rata basis among the holders of Series B‑2 Preferred Stock in accordance with the number of shares of Series B‑2 Preferred Stock then held by such holders.

(ii)On February 15, 2025, the Corporation shall redeem all shares of Series B‑2 Preferred Stock then outstanding at the Mandatory Redemption price per share. There shall be no premium or penalty payable in connection with any such mandatory redemption.

(iii)Except in the case of a Third Party Deleveraging Event which shall be governed by Section 7(a)(vi), concurrently with and as a condition to the consummation of a Change of Control, subject to the prior repayment in full of the obligations under the Credit Agreement as required pursuant to the terms thereof, the Corporation shall repurchase all Series B‑2 Preferred Stock then outstanding at the Optional Redemption Price per share.

(iv)Except in the case of a Third Party Deleveraging Event which shall be governed by Section 7(a)(vi), in the event of a Qualifying Equity Sale, the Corporation shall, as promptly as practicable (but in any event within three (3) Business Days of the consummation of such Qualifying Equity Sale), use all of the Net Cash Proceeds from such Qualifying Equity Sale to redeem the maximum number of shares of Series B‑2 Preferred Stock that are redeemable from such Net Cash Proceeds from such Qualifying Equity Sale at the Optional Redemption Price per share; provided that any such redemption shall be on a pro rata basis among the holders of Series B‑2 Preferred Stock in accordance with the number of shares of Series B‑2 Preferred Stock then held by such holders; provided, further, that the Corporation shall not be required to effect any redemption pursuant to this clause (iv) unless such redemption is not prohibited by the Credit Agreement (or any credit facility that refinances or replaces the Credit Agreement so long as any such credit facility that refinances or replaces the Credit Agreement or any amendment of the Credit Agreement after the date hereof is not more restrictive than the Credit Agreement as in effect on the Closing Date with respect to such redemptions).

(v)In the event of a Significant Disposition, the Corporation shall, as promptly as practicable (but in any event within three (3) Business Days of the consummation of such Significant Disposition), use all of the Net Cash Proceeds from such Significant Disposition to redeem the maximum number of shares of Series B‑2 Preferred Stock that are redeemable from such Net Cash Proceeds from such Significant Disposition at the Optional Redemption Price per share; provided that (x) any such redemption shall be on a pro rata basis among the holders of Series B‑2 Preferred Stock in accordance with the number of shares of Series B‑2 Preferred Stock then held by such holders and (y) if any portion of the consideration from such Significant Disposition is not in the form of cash consideration, then for purposes of this clause (v) any such non-cash consideration shall be included in the calculation of Net Cash Proceeds as and when converted to cash; provided, further, that the Corporation shall not be required to effect any redemption pursuant to this clause (v) unless such redemption is not prohibited by the Credit Agreement (or any credit facility that refinances or replaces the Credit Agreement so long as any such credit facility that refinances or replaces the Credit Agreement or any amendment of the Credit Agreement after the date hereof is not more restrictive than the Credit Agreement as in effect on the Closing Date with respect to such redemptions).

(vi)In the event of a Third Party Deleveraging Event, the Corporation shall, as promptly as practicable (but in any event within three (3) Business Days of the consummation of such Third Party Deleveraging Event), (A) redeem or otherwise cause to be purchased by a third party 50,000 shares of the Series B‑2 Preferred Stock at the Mandatory Redemption Price per share (unless a Reinstatement Event (as defined in the Tranche 1 Equity Commitment Agreement) occurs, in which case such 50,000 shares of Series B‑2 Preferred Stock shall be redeemed or otherwise caused to be purchased by a third party at the Optional Redemption Price per share) and (B) redeem or otherwise cause to be purchased by a third party, 50,000 shares of the Series B‑1 Preferred Stock as required pursuant to, or in accordance with, the Series B‑1 Certificate of Designations.

For the avoidance of doubt, all redemptions under this Section 7(a) shall be subject to compliance with Section 7(h).
(b)Redemption Price. The “Optional Redemption Price” shall be a price per share of Series B‑2 Preferred Stock in cash equal to the greater of (i) the Stated Value thereof plus all accumulated and unpaid dividends thereon since the immediately preceding Dividend Date calculated through the day prior to such redemption and (ii) $1,500, plus all accumulated and unpaid dividends thereon since the immediately preceding Dividend Date calculated through the day prior to such redemption, minus the amount of any Series B‑2 Preferred Cash Dividends actually paid on such share of Series B‑2 Preferred Stock since the Amendment Date.

The “Mandatory Redemption Price” shall be a price per share of Series B‑2 Preferred Stock in cash equal to the Stated Value thereof plus all accumulated and unpaid dividends thereon calculated through the day prior to such redemption.
To the fullest extent permitted by law, if the Corporation pays or makes available in accordance with Section 7(f) to the holder of a share of Series B‑2 Preferred Stock the Optional Redemption Price or Mandatory Redemption Price, as applicable, in respect of such share of Series B‑2 Preferred Stock when and as required, such share of Series B‑2 Preferred Stock shall be cancelled notwithstanding failure of the holder thereof to return the certificate representing such share; provided that such cancellation shall not impair the right of the holder of such share to subsequently receive the amount that has been made available.
(c)Notice of Redemption. Except as otherwise provided herein, the Corporation shall provide written notice (a “Redemption Notice”) to each record holder of Series B‑2 Preferred Stock of any redemption not more than 60 nor less than 10 days prior to the date on which such redemption is to be made. Such notice shall set forth in reasonable detail the date on which such redemption is to be made (the “Redemption Date”) and a calculation specifying the amount owed to such holder by the Corporation in respect of each share of Series B‑2 Preferred Stock held by such holder as of the Redemption Date. To the extent that any redemption is being made in connection with the occurrence of one or more events, the Corporation may make the redemption contingent upon consummation of such event.

(d)Redemptions of Less than All Shares. If the Corporation is redeeming less than all of the shares of Series B‑2 Preferred Stock then outstanding, except as otherwise expressly set forth in Section 7(h), the Corporation shall redeem such number of shares of Series B‑2 Preferred Stock and each class or series of Parity Stock required to be redeemed, if any, such that the amount payable to each holder of Series B‑2 Preferred Stock and Parity Stock in respect of such shares of Series B‑2 Preferred Stock and/or Parity Stock, as the case may be, upon a Liquidation Event immediately after consummation of such redemption bears, as nearly as practicable, the same proportion to the total amount payable to holders of Series B‑2 Preferred Stock and Parity Stock upon a Liquidation Event in respect of such shares immediately prior to consummation of such redemption. In the event that, for any holder of Series B‑2 Preferred Stock, fewer than the total number of shares of Series B‑2 Preferred Stock represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares of Series B‑2 Preferred Stock shall be issued to the holder thereof without cost to such holder within five Business Days after surrender of the certificate representing the redeemed shares of Series B‑2 Preferred Stock.

(e)Other Redemptions or Acquisitions. Nothing herein shall be deemed to limit the right of the Corporation to purchase such Series B‑2 Preferred Stock from time to time.

(f)Effectiveness of Redemption. If a Redemption Notice has been duly given and if, on or before the Redemption Date specified in the Redemption Notice, all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, in trust or escrow for the pro rata benefit of the holders of shares of Series B‑2 Preferred Stock called for redemption, so as to be and continue to be available therefor (subject to applicable escheat laws), or deposited by the Corporation with a bank or trust company in trust or escrow for the pro rata benefit of the holders of the shares of Series B‑2 Preferred Stock called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the Redemption Date, all shares of Series B‑2 Preferred Stock so called for redemption shall be cancelled and shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue on such Redemption Date, and all rights with respect to such shares shall forthwith on such Redemption Date cease and terminate without further liability to, or obligation of, the Corporation, except only the right of the holders thereof to receive the Optional Redemption Price or Mandatory Redemption Price, as applicable, without interest.

(g)Tax Treatment of Redemption.

(i)The Corporation and the applicable holder of any shares of Series B‑2 Preferred Stock being redeemed pursuant to this Section 7 shall use commercially reasonable efforts to structure any redemption of Series B‑2 Preferred Stock as a distribution received in full payment in exchange of such Series B‑2 Preferred Stock under Section 302(a) of the Code.

(ii)The Corporation shall not declare any accumulated but unpaid dividends on the Series B‑2 Preferred Stock in connection with any redemption of shares of the Series B‑2 Preferred Stock pursuant to this Section 7.

(iii)The Corporation shall report the redemption of any shares of Series B‑2 Preferred Stock as a sale or exchange and not as a dividend for U.S. federal income tax purposes as long as there is “substantial authority” for this reporting as defined in Treasury Regulations Section 1.6662-4(d)(2).

(h)Pro Rata Series B‑1 Redemptions and Pro Rata Series B-2 Redemptions. Notwithstanding anything to the contrary in this Certificate of Designations or in the Series B‑1 Certificate of Designations, except for redemptions made pursuant to this Section 7(h) or the corresponding provision of the Series B-1 Certificate of Designations, (i) the Corporation shall effect all redemptions, repurchases or other retirements of Series B‑2 Preferred Stock (each, a “Series B‑2 Redemption”) on a Pro Rata Series B‑1 Redemption basis, completed substantially concurrently with such Series B‑2 Redemption and (ii) the Corporation shall effect all redemptions, repurchases or other retirements of Series B-1 Preferred Stock (each, a “Series B-1 Redemption”) on a Pro Rata Series B-2 Redemption basis, completed substantially concurrently with such Series B-1 Redemption. For the avoidance of doubt, any redemptions pursuant to this Section 7(h) shall be made in the same proportions of the outstanding “Stated Value” (as defined in the Series B-1 Certificate of Designation) of Series B-1 Preferred Stock and the outstanding Stated Value of Series B-2 Preferred Stock in accordance herewith.

Section 8.[Reserved].

Section 9.Status of Redeemed or Otherwise Reacquired Shares. Shares of Series B‑2 Preferred Stock redeemed or otherwise purchased or acquired by the Corporation, in accordance with this Certificate of Designations, shall be canceled and retired and shall not be reissued, sold or transferred, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to retire such shares and reduce the authorized number of shares of Series B‑2 Preferred Stock accordingly.

Section 10.Preemptive Rights. Holders of Series B‑2 Preferred Stock, in their capacities as such, shall not have any preemptive rights.

Section 11.Transfers. Notwithstanding anything to the contrary in this Certificate of Designations, a holder of Series B‑2 Preferred Stock may transfer all or any portion of shares of such Series B‑2 Preferred Stock to any Person who is not, at the time of such transfer, a Competitor. For the avoidance of doubt, the restrictions, conditions, and obligations contained in this Certificate of Designations to which such holder of Series B‑2 Preferred Stock is subject shall continue to be applicable to and binding upon the transferee(s) of such Series B‑2 Preferred Stock and the transferee(s) of such Series B‑2 Preferred Stock shall have agreed in writing to be bound by the provisions of this Certificate of Designations.

Section 12.Board Designation Rights.

(a)Effective as of the Closing Date, the Corporation agrees to increase the size of the Board in order to appoint one director designated by Ares to the Board (the “First Series B Director”) for a term expiring at the 2021 annual meeting of the Corporation’s stockholders. From and after the Closing Date, and for so long as Ares and its Affiliates holds at least 50% of the Series B‑1 Preferred Stock issued to Ares on the Closing Date, the Series B‑1 Preferred Stock shall have the right to designate and appoint the First Series B Director. Ares shall have the exclusive right to designate and appoint or replace, either in writing without a meeting or by vote at any meeting called for such purpose, the First Series B Director. Upon Ares and its Affiliates no longer holding at least 50% of the Series B‑1 Preferred Stock issued to Ares on the Closing Date, the term of the First Series B Director will end and the First Series B Director immediately shall cease to be a director. The Corporation shall take all reasonable actions within its control to give effect to the provisions of this Section 12(a).

(b)Effective as of September 13, 2019, the Corporation agrees to increase the size of the Board in order to appoint one additional director designated by Ares to the Board (the “Second Series B Director” and, together with the First Series B Director, each a “Series B Director” and together, the “Series B Directors”) for a term expiring at the 2021 annual meeting of the Corporation’s stockholders. From and after September 13, 2019, and for so long as Ares and its Affiliates holds at least 50% of the Series B‑2 Preferred Stock issued to Ares on the Series B‑2 Closing Date, the Series B‑2 Preferred Stock shall have the right to designate and appoint the Second Series B Director. Ares shall have the exclusive right to designate and appoint or replace, either in writing without a meeting or by vote at any meeting called for such purpose, the Second Series B Director. Upon Ares and its Affiliates no longer holding at least 50% of the Series B‑2 Preferred Stock issued to Ares on the Series B‑2 Closing Date, the term of the Second Series B Director will end and the Second Series B Director immediately shall cease to be a director. The Corporation shall take all reasonable actions within its control to give effect to the provisions of this Section 12(b).

(c)The Corporation agrees to promptly appoint one of the First Series B Director or the Second Series B Director, as determined by such directors (as applicable, the “Committee Designee”), to serve on each committee of the Board, subject in each case to meeting the applicable requirements for service on such committee as set forth in the listing rules of NASDAQ, the rules and regulations of the Securities and Exchange Commission, the Corporation’s corporate governance guidelines applicable to all of the members of such committee and such committee’s charter; provided that such Committee Designee may be required to recuse himself or herself from a (a) meeting of a committee of the Board or (b) committee of the Board, in each case, in the event that the Board determines in good faith and upon written advice of outside counsel that the presence of such Committee Designee at such meeting or on such committee, as applicable, would create an actual conflict of interest; provided, however, that, with respect to the foregoing clause (b), such Committee Designee shall only be required to recuse himself of herself from such committee (x) with respect to the matter(s) that gave rise to such actual conflict and (y) for so long as such conflict actually exists. The Corporation shall take all reasonable actions within its control to give effect to the provisions of this Section 12(c).

Section 13.Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any Series B‑2 Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor, its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such Capital Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate. Dividends shall accrue on any Series B‑2 Preferred Stock represented by such new certificate from the date with respect to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section 14.Tax Matters.

(a)Withholding. All payments and distributions (or deemed payments and distributions) on the shares of Series B‑2 Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by holders. The Corporation shall use commercially reasonable efforts to avoid or minimize any direct or indirect withholding taxes that may become due in connection with any payment or distribution (or deemed payment or distribution) on the Series B‑2 Preferred Stock; provided that such cooperation does not cause material detriment to the Corporation or any of its Subsidiaries. The Corporation shall not withhold any U.S. federal income taxes with respect to a holder if such holder provides a properly completed and executed Internal Revenue Service Form W-9, unless otherwise required pursuant to a change in applicable law occurring after the date hereof. Any payments by the Corporation in respect of the Series B‑2 Preferred Stock shall be made out of funds legally available for payment thereof and shall only be made to the extent that the payment thereof would not cause the Corporation to be rendered insolvent or to violate any law to which the Corporation is subject.

(b)Calculation of Redemption Premium. Notwithstanding Sections 7(a) and 7(b), for purposes of determining “redemption premium” under Treasury Regulations Section 1.305-5(b), the redemption price of the Series B‑ 2 Preferred Stock shall be $1,000.

(c)Cooperation. Prior to issuing any Internal Revenue Service Form 1099 or reporting any other income or payment pursuant to Section 305 of the Code, in each case with respect to the Series B‑2 Preferred Stock, the Corporation shall provide Ares with a draft of such reporting statement and the underlying calculations for the review and approval of Ares. To the maximum extent permitted by law, the Corporation shall not take an inconsistent position with respect to such reporting as approved by Ares, in any tax return or in connection with any tax audit. If at any time the Corporation believes it is not permitted under law to take a position approved by Ares in any tax return or any tax audit, then the Corporation shall promptly notify Ares in writing of such disagreement and cooperate, and direct its Affiliates and representatives to cooperate, in good faith with Ares, to give effect to such approved position to the greatest extent possible.

(d)The Corporation agrees that the Series B‑2 Preferred Stock is not “fast pay stock” as defined in Treasury Regulations Section 1.7701(l)-3(b) and shall not take any position inconsistent with such treatment.

Section 15.Record Holders. To the fullest extent permitted by applicable law, the Corporation may deem and treat the record holder of any share of the Series B‑2 Preferred Stock as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

Section 16.Notices.

(a)To Holders. All public announcements, notices or communications to the holders of, or otherwise in respect of, the Series B‑2 Preferred Stock shall be given or delivered for purposes of this Certificate of Designations if given in writing and delivered in person or by first class mail, postage prepaid. All notices or communications shall also be given or delivered for purposes of this Certificate of Designations if given or delivered in such manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law or regulation. Furthermore, if the Series B‑2 Preferred Stock is issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given or delivered to the holders of the Series B‑2 Preferred Stock in any manner permitted by such facility and such notices will be deemed given and delivered in compliance with this Certificate of Designations.

(b)To the Corporation. All notices or communications to the Corporation shall be deemed given and delivered to the Corporation if given in writing and delivered in person or by first class mail, postage prepaid to the Corporation’s principal place of business.

Section 17.Other Rights. The shares of Series B‑2 Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as expressly set forth herein, in the Certificate of Incorporation or as provided by applicable law and regulation.

Section 18.Remedies. The remedies available to the holders of Series B‑2 Preferred Stock under this Certificate of Designations shall be in addition to any other remedy to which such holders are entitled at law or in equity, and the election to pursue any such remedy shall not restrict, impair or otherwise limit the holders of Series B‑2 Preferred Stock from seeking to pursue any other remedy to which it is entitled under this Certificate of Designations, at law or in equity. Payment of the Optional Redemption Price or Mandatory Redemption, as applicable, in respect of a share of Series B‑2 Preferred Stock shall be in full satisfaction of any claim or remedy of a holder thereof in respect of such share of Series B‑2 Preferred Stock.

Section 19.Tax Treatment of Series B‑2 Preferred Stock. The Corporation and the holders shall treat the Series B‑2 Preferred Stock as equity for all applicable U.S. federal income, state and local income tax purposes, unless otherwise required by a change in applicable law occurring after the date hereof. For so long as any holder holds Series B‑2 Preferred Stock, such holder shall be a United States person for U.S. federal tax purposes that is eligible to, and that does, deliver a properly completed and executed Internal Revenue Service Form W-9 to the Corporation or any applicable withholding agent thereof. Notwithstanding anything to the contrary herein, no holder shall be entitled to transfer any Series B‑2 Preferred Stock to any person that is not a United States person for U.S. federal tax purposes, and any such transfer shall be void ab initio.

Section 20.Non-Circumvention. The Corporation shall not seek to avoid the observance or performance of any of the terms of this Certificate of Designations or the Series B‑1 Certificate of Designations, including, without limitation, by amending its Certificate of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities.

IN WITNESS WHEREOF, this Certificate of Designations has been executed on behalf of the Corporation by its Chief Executive Officer this 30th day of August, 2019.
INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

By:	/s/ John P. Roehm
Name: John P. Roehm
Title: Chief Executive Officer